UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

VITAMIN BLUE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	33-0858127 (I.R.S. Employer Identification Number)

1005 West 18th Street Costa Mesa, CA	92627
(Address of principal executive offices)	(Zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: (not applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, $0.0001 par value per share
(Title of Class)

Item 1.    Description of Registrant’s Securities to Be Registered.

Our authorized capital stock consists of 900,000,000 shares of common stock, par value $.0001 per share.  Our common stock is not traded on any market or recognized exchange.

Holders of common stock are entitled to one vote per share on matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of the common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Item 2.     Exhibits.

3.1            Amended and Restated Certificate of Incorporation

3.2            By-laws

4.1            Vitamin Blue, Inc. 2010 Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VITAMIN BLUE, INC.

Date: January 18, 2011	By:	/s/ Frank D. Ornelas
Frank D. Ornelas President